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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.:

        We consent to the use of our reports dated March 24, 2011, with respect to the Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of January 30, 2011 and January 31, 2010, and the related Consolidated Statements of Earnings, Stockholders' Equity and Comprehensive Income, and Cash Flows for each of the fiscal years in the three-year period ended January 30, 2011, and the effectiveness of internal control over financial reporting as of January 30, 2011, incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia
January 6, 2012

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm